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                                  EXHIBIT (12)
                       STATEMENT RE COMPUTATION OF RATIOS
                           FIRST SECURITY CORPORATION
                     Computation of the Ratio of Earnings to
                    Combined Fixed Charges and Preferred Stock
                                  (in thousands)



                                                                      For the years ended
                                                               ---------------------------------
                                                                  1995         1994         1993
Earnings:
Net Income..................................................   120,005      140,134      114,056
Total Provision (Benefit) For Income Taxes..................    70,091       81,043       59,211
Income before income tax provision (benefit)................   190,196      221,177      173,267
Fixed charges, excluding interest on deposits...............   159,770      109,744       47,861
Fixed charges, including interest on deposits...............   459,916      315,469      240,853
Adjusted earnings, excluding interest on deposits...........   349,966      330,921      221,128
Adjusted earnings, including interest on deposits...........   650,112      536,646      414,120

Fixed Charges:
Total Interest Expense......................................   459,868      315,415      240,794
Interest on deposits........................................   300,146      205,725      192,992
Dividend requirement of preferred stock.....................        35           39           43
Adjustment to compute pretax preferred dividend.............        13           15           16
Fixed charges, excluding interest on deposits...............   159,770      109,744       47,861
Fixed charges, including interest on deposits...............   459,916      315,469      240,853

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits..............................      2.19         3.02         4.62
Including interest on deposits..............................      1.41         1.70         1.72
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